UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                                  INFORTE CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45677R 10 7
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                [_]           Rule 13d-1(b)

                [_]           Rule 13d-1(c)

                [_]           Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))
                                Page 1 of 5 Pages

CUSIP No.   45677R-10-7                                        Page 2 of 5 Pages


================================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Nick Padgett
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)   [_]
                                                                (b)   [_]

--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------

        NUMBER OF              5      SOLE VOTING POWER

          SHARES                        785,000
                            ----------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER

         OWNED BY                       N/A
                            ----------------------------------------------------
           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                       785,000
                            ----------------------------------------------------
          PERSON               8      SHARED DISPOSITIVE POWER

           WITH                         N/A
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            785,000
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                                          [_]

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.2%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
================================================================================

CUSIP No.   45677R-10-7                                        Page 3 of 5 Pages


           Item 1(a).       Name of Issuer:
           ---------        --------------

                            Inforte Corp.


           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ---------        -----------------------------------------------

                            150 North Michigan Avenue
                            Suite 3400
                            Chicago, IL 60601


           Item 2(a).       Name of Person Filing:
           ---------        ---------------------

                            Nick Padgett


           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       -------------------------------------------------
                            Residence:
                            ---------

                            150 North Michigan Avenue
                            Suite 3400
                            Chicago, IL 60601


           Item 2(c).       Citizenship:
           ---------        -----------

                            United States


           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------

                            Common Stock, $.001 par value


           Item 2(e).       CUSIP Number:
           ---------        ------------

                            45677R-10-7

           Item 3.          If this statement is filed pursuant to Rules
           -------          --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------

                            Inapplicable


           Item 4.          Ownership (as of December 31, 2000)
           -------          -----------------------------------

                            (a)       Amount Beneficially Owned:  785,000

                            (b)       Percent of Class:  6.2%

CUSIP No.   45677R-10-7                                        Page 4 of 5 Pages



                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            785,000

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            Inapplicable

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            785,000

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            Inapplicable

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------

                            Inapplicable


           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            ---------------

                            Inapplicable


           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquired the Security Being Reported on By the
                            ----------------------------------------------------
                            Parent Holding Company.
                            ----------------------

                            Inapplicable


           Item 8.          Identification and Classification of Members of the
           ------           ---------------------------------------------------
                            Group.
                            -----

                            Inapplicable


           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------

                            Inapplicable


           Item 10.         Certification.
           -------          -------------

                            Inapplicable

CUSIP No.   45677R-10-7                                        Page 5 of 5 Pages


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




February 14, 2001


/s/ Nick Padgett
----------------------------------------
Nick Padgett